Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-56051) and related Prospectus Supplement for the issuance of $65,000,000 of Monthly Income Senior Notes due 2011 of HRPT Properties Trust and to the incorporation by reference therein of our reports dated February 5, 1999, with respect to the consolidated financial statements of HRPT Properties Trust incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                                          /s/ ERNST & YOUNG LLP
                                                              ERNST & YOUNG LLP

Boston, Massachusetts
June 10, 1999